Exhibit 99.1

Press Release

Acutus Medical, Inc. Appoints New Chief Financial Officer and New Board Member

•David Roman appointed Chief Financial Officer

•Daniella Cramp to join Board of Directors

CARLSBAD, Calif., February 9, 2021, Acutus Medical (Nasdaq: AFIB), today announced the appointment of David Roman as the company’s Chief Financial Officer, effective March 1, 2021.  In addition, Daniella Cramp has joined the Company’s board of directors, effective February 3, 2021.

“David is an accomplished executive with a wealth of experience in healthcare, finance and strategy”, said Vince Burgess, President and CEO. “His medical technology industry expertise, operational background, and depth of relationships within the investment community will strengthen our leadership team and drive the continued execution of our strategic vision.”

Mr. Roman joins Acutus with over 15 years of experience in the medical technology industry. Most recently, Mr. Roman served as Vice President, Strategy and FP&A for Baxter International, Inc., where Mr. Roman has held roles of increasing responsibility since 2016. Prior to joining Baxter, Mr. Roman was a managing director at Goldman, Sachs & Co., leading the firm’s US medical technology equity research team. Mr. Roman began his professional career in 2004 at Morgan Stanley, where he also covered the medical technology sector as a research analyst.

Mr. Roman stated, “I am excited to join the Acutus team on their mission to transform patients’ lives; the company is bringing differentiated technology to the market and I look forward to working with Vince and the entire organization to lead the charge in the EP revolution.”

With Mr. Roman’s appointment, Gary Doherty will transition from his role as Chief Financial Officer to Senior Vice President, Finance within the company’s finance organization. “Gary’s leadership through the early years of our company’s development and during our initial public offering has enabled us to build a strong foundation for growth,” commented Mr. Burgess.

In addition to Mr. Roman’s appointment as Chief Financial Officer, the Company is pleased to announce the appointment of Daniella Cramp to its board of directors. Ms. Cramp has over 25 years of experience in the medical device and pharmaceutical industries, with particular expertise in the cardiovascular industry. Since 2019, she has been with Thermo Fisher Scientific, a scientific instruments equipment and supplies company with annual revenue exceeding $25 billion, currently serving as Senior Vice President and President, BioProduction Group. Prior to her role with Thermo Fisher Scientific, Ms. Cramp served as Global President for Johnson & Johnson’s (J&J’s) neurovascular medical device business and as U.S. President for Biosense Webster, J&J’s electrophysiology business.

"Daniella's knowledge of our industry and leadership over high-performing commercial teams will greatly benefit Acutus," said Mr. Burgess.  “This expertise, coupled with her successful management experience with well-established medical device companies, makes Daniella an excellent addition to our board."

"I am excited about joining the Acutus Medical Board," stated Ms. Cramp. "I look forward to working alongside my fellow board members and company management to continue advancing the field of electrophysiology.”

Press Release

“We look forward to David and Daniella contributing to Acutus as we remain steadfast in our passion to provide patient-focused solutions for the electrophysiology community that help people live better lives,” concluded Mr. Burgess.

About Acutus Medical

Acutus Medical is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias. Founded in 2011, Acutus is based in Carlsbad, California.

Investor Contact:

Caroline Corner

Westwicke ICR

D: 415-202-5678

caroline.corner@westwicke.com

Holly Windler

M: 619-929-1275

media@acutusmedical.com